Exhibit (i)(21)

Drinker Biddle & Reath LLP
One Logan Square
18th and Cherry Streets
Philadelphia, PA 19103-6996
Telephone: (215) 988-2700
Fax: (215) 988-2757

August 29, 2003

Goldman Sachs Trust
4900 Sears Tower
Chicago, IL 60606

RE: Emerging Markets Debt Fund of Goldman Sachs Trust

Ladies and Gentlemen:

     We have acted as counsel for Goldman Sachs Trust, a Delaware statutory trust (the “Trust”), in connection with the registration under the Securities Act of 1933 of shares of beneficial interest representing interests in an additional series, or fund, of the Trust known as the Emerging Markets Debt Fund. The Emerging Markets Debt Fund has two classes of shares: Class A Shares, and Institutional Shares. The Trust is authorized to issue an unlimited number of shares of each class. These classes are hereinafter referred to as the “Shares.”

     We have reviewed the Trust’s Declaration of Trust, its by-laws and resolutions adopted by its Board of Trustees, and have considered such other legal and factual matters as we have deemed appropriate.

     This opinion is based exclusively on the Delaware Statutory Trust Act and the federal law of the United States of America.

     Based on the foregoing, we are of the opinion that the Shares, when issued against payment therefor as described in the Trust’s prospectuses relating thereto, will be legally issued, fully paid and non-assessable by the Trust, and that the holders of the Shares will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the general corporation law of the State of Delaware (except that we express no opinion as to such holders who are also Trustees of the Trust). Pursuant to Section 2 of Article VIII of the Declaration of Trust, the Trustees have the power to cause shareholders, or shareholders of a particular series or class, to pay certain

Goldman Sachs Trust
August 29, 2003

custodian, transfer, servicing or similar agent charges by setting off the same against declared but unpaid dividends or by reducing share ownership (or by both means).

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as part of a Post-Effective Amendment to the Registration Statement of the Trust. Except as provided in this paragraph, the opinion set forth above is expressed solely for the benefit of the addressee hereof in connection with the matters contemplated hereby and may not be relied upon by, or filed with, any other person or entity or for any other purpose without our prior written consent.

Very truly yours,

/s/ DRINKER BIDDLE & REATH LLP

DRINKER BIDDLE & REATH LLP